UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2007

eOn Communications Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-26399	62-1482176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

185 Martinvale Lane San Jose, CA	30144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 770-423-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry into a Material Definitive Agreement

On December 10, 2007, the Company executed a definitive Agreement and Plan of Merger to acquire Cortelco Systems Holding Corporation (“Cortelco”) for up to $11,000,000 in stock and cash. The Board of Directors of both eOn and Cortelco have approved the proposed merger. The proposed merger provides that Cortelco would merge into a newly formed wholly-owned subsidiary of eOn.

Cortelco, formerly part of the ITT telephone systems business, is a privately held company that designs and sells telephones in U.S. and Latin America markets. For the year ended December 31, 2006, Cortelco earned $1,750,000 in income before taxes on revenues (excluding those earned from eOn) of $17,625,000. The Company expects that for federal income tax purposes eOn will be able to offset future earnings of Cortelco against its prior year operating losses (approximately $20,000.000). The Company also expects cost savings from the combination.

In exchange for all the outstanding shares of Cortelco stock, Cortelco shareholders, upon the closing of the sale, (except for James W. Hopper) will receive their pro rata share of 50% of the purchase price in eOn common stock. James W. Hopper, Cortelco’s CEO, will receive 75% of his pro rata consideration in cash upon the closing of the sale. Contingent upon the level of Cortelco earnings over the next 12 quarters after closing, all stockholders except for Mr. Hopper will receive their pro rata share of the remaining 50% of the purchase price in cash. Mr. Hopper will receive 25% of his pro rata consideration in eOn shares valued as of the closing at the end of the third anniversary after the closing. The stock payable to Mr. Hopper and the cash payable to the other stockholders is subject to a right of offset by eOn in the event of a breach of the merger agreement. David Lee, Chairman and CEO of eOn, is the Chairman and the controlling shareholder of Cortelco.

Completion of the merger is subject to filing a definitive registration and proxy statement with the SEC, obtaining the approval of the eOn and Cortelco stockholders, and other customary conditions of closing. The proposed merger may be terminated if the conditions to closing are not fulfilled, upon mutual agreement of the parties, or upon the occurrence of certain other events.

A copy of the agreement and plan of merger is attached hereto as Exhibit 2.1, and a press release announcing the entry into a definitive agreement is attached hereto as Exhibit 99.1. The foregoing description is only a summary and is qualified in its entirety by reference to the agreement attached hereto as Exhibit 2.1.

Exhibits:

Exhibit Number	Description of Exhibit
2.1	Definitive Agreement and Plan of Merger to acquire Cortelco Systems Holding Corporation dated December 11, 2007

99.1	Press release announcing entry into a material definitive agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2007

EON COMMUNICATIONS CORPORATION

By:	/s/ Stephen R. Bowling
Stephen R. Bowling
Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit
2.1	Definitive Agreement and Plan of Merger to acquire Cortelco Systems Holding Corporation dated December 11, 2007.

99.1	Press release announcing entry into a material definitive agreement